Exhibit 107

Calculation of Filing Fee Tables

Form S-3
…………..
(Form Type)
Eagle Bancorp, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457(o)	-	-	-	-	-
	Equity	Preferred Stock, par value $0.01 per share	457(o)	-	-	-	-	-
	Equity	Depository Shares (4)	457(o)	-	-	-	-	-
	Equity	Warrants (5)	457(o)	-	-	-	-	-
	Debt	Debt Securities (6)	457(o)	-	-	-	-	-
	Other	Purchase Contracts (7)	457(o)	-	-	-	-	-
	Other	Units (8)	457(o)	-	-	-	-	-
	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)	-	-	$150,000,000	0.00014760	$22,140.00
	Total Offering Amounts					$150,000,000		$22,140.00
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$22,140.00

(1)There is being registered hereunder an indeterminate number of shares of (a) common stock, (b) preferred stock, (c) depository shares, (d) warrants, (e) debt securities, (f) purchase contracts, and (g) units, consisting of some or all of these securities in any combination, as may be sold from time to time by the

Registrant. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. There is also being registered hereunder an indeterminate number of shares of common stock, preferred stock and debt securities as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance. Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of securities that may become issuable as a result of stock splits, stock dividends or similar transactions relating to the securities registered hereunder. In no event will the aggregate offering price of all types of securities issued by the Registrant pursuant to this registration statement exceed $150,000,000.
(2)The proposed maximum offering price per security will be determined from time to time by the Registrant in connection with the sale of the securities registered under this Registration Statement.
(3)The aggregate maximum offering price of all securities issued by the registrant to be offered by the registrant pursuant to this registration statement will not exceed $150,000,000. Calculated in accordance with Rule 457(o) under the Securities Act.
(4)Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional share or multiple shares of preferred stock and will be evidenced by a depositary receipt.
(5)Warrants will represent rights to purchase common stock, preferred stock, depositary shares or senior or subordinated debt securities or other securities.
(6)Including such indeterminate principal amount of debt securities as may be issued from time to time at indeterminate prices or upon exercise of warrants registered hereby, as the case may be.
(7)The Purchase Contracts may require the holder thereof to purchase or sell Debt Securities, Preferred Stock, Depositary Shares or Common Stock of Eagle Bancorp, Inc.
(8)Each unit will be issued under a unit agreement and will represent an interest in two or more securities registered pursuant to this registration statement, which may or may not be separable from one another. Because the units will provide a right only to purchase such securities offered hereunder, no additional registration fee is required.